Exhibit 1
SECOND AMENDMENT TO
AMENDED AND RESTATED RIGHTS AGREEMENT
     This SECOND AMENDMENT TO AMENDED AND RESTATED RIGHTS AGREEMENT (this “Amendment”) is entered into as of March 4, 2008 between Westmoreland Coal Company, a Delaware corporation (the “Company”), and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.), as rights agent (the “Rights Agent”).
W I T N E S S E T H:
     WHEREAS, the Company and the Rights Agent entered into an Amended and Restated Rights Agreement dated as of February 7, 2003 (the “2003 Rights Agreement”);
     WHEREAS, the Company and the Rights Agent entered into a First Amendment to Amended and Restated Rights Agreement dated as of May 2, 2007 (the “First Amendment”, and the 2003 Rights Agreement, as amended by the First Amendment, is referred to hereafter as the “Restated Agreement”);
     WHEREAS, the Company and the Rights Agent wish to amend the Restated Agreement to modify certain definitions and to delete certain definitions;
     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:
     1. Sub-sections (jj) through (oo) of Section 1 of the Restated Agreement are hereby deleted in their entirety and the following sub-sections are inserted in Section 1 in lieu thereof:
          (jj) “Exempt Person” shall mean Tontine (as hereinafter defined); provided, however, that Tontine shall cease to be an Exempt Person at such time as (A) Tontine, together with its Affiliates and Associates, shall become the Beneficial Owner of less than 20% of the shares of Common Stock of the Company then outstanding, (B) Tontine or any of its Affiliates or Associates shall commence or publicly announce the intention to commence a tender or exchange offer, the consummation of which would result in any such Person becoming the Beneficial Owner of shares of Common Stock in excess of the number of shares set forth in the calculation in subsection (C) below or (C) Tontine or any of its Affiliates or Associates becomes the Beneficial Owner of any shares of Common Stock in excess of the number of shares of Common Stock that results from the following calculation: 0.345 multiplied by the sum of (x) the number of shares of Common Stock issued and outstanding at the time of such calculation, (y) the number of shares of Common Stock purchased by the Company from stockholders after the date hereof and (z) the number of Conversion Shares (as hereinafter defined) that have not been converted at the time of such calculation.
          (kk) “Tontine” shall mean Tontine Capital Partners, L.P., a Delaware limited partnership, together with its Affiliates and Associates.
          (ll) “Note Purchase Agreement” shall mean the Senior Secured Convertible Note Purchase Agreement dated as of March 4, 2008, by and among the Company, Tontine Partners, L.P. and Tontine Capital Partners, L.P. as purchasers and Tontine Capital Associates, L.P. as Collateral Agent.
          (mm) “Notes” shall have the meaning specified in the Note Purchase Agreement.
          (nn) “Conversion Shares” shall have the meaning specified in the Note Purchase Agreement.
     2. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
     3. This Amendment shall for all purposes be governed by and construed in accordance with the laws of Delaware applicable to contracts made and to be performed entirely within Delaware.
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     IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Amended and Restated Rights Agreement to be duly executed and attested, all as of the day and year first above written.

ATTEST:		WESTMORELAND COAL COMPANY

By:	/s/ Morris W. Kegley	By:	/s/ Keith E. Alessi

Name: Morris W. Kegley		Name: Keith E. Alessi
Title: General Counsel		Title: Chief Executive Officer and President

ATTEST:		COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Jeff Seiders	By:	/s/ Dennis V. Moccia

Name: Jeff Seiders		Name: Dennis V. Moccia
Title: Relationship Manager		Title: Managing Director